UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2006
DIRT MOTOR SPORTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18045	84-0953839

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3600 W. Main, Suite 150
Norman, Oklahoma 73072
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (887) 5-RACING
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective June 30, 2006, Mr. Robert F. Hussey, 57, has been appointed to the Company’s Board of Directors and shall serve until his election at the Company’s meeting of stockholders. Mr. Hussey currently serves on the Board of Directors of Axcess International, Inc. and Digital Lightwave, Inc. Mr. Hussey served as the Interim President and CEO of Digital Lightwave, Inc. from February 2005 to March 2006. From 2001 to 2005 Mr. Hussey was the Chief Operating Officer and Director of H.C. Wainwright & Co., Inc. Mr. Hussey has an extensive operational and financial background. Mr. Hussey holds a BSBA Finance from Georgetown University and an MBA in International Finance from George Washington University. Mr. Hussey has been appointed to serve as the Chairman of the Company’s Audit Committee.
     There are no family relationships among Mr. Hussey and our current officers or directors. Mr. Hussey did not have a direct or indirect material interest in any transaction with the Company occurring during the last two years.
     Effective June 30, 2006, the Company entered into a Severance Agreement and General Release with Joe Dickey, the Company’s Chief Administrative Officer pursuant to which the Company has terminated its employment agreement with Mr. Dickey. The Company will pay Mr. Dickey ten bi-weekly installments of $7,500 beginning July 14, 2006 and has exchanged outstanding stock options to purchase 300,000 shares of the Company’s common stock for 75,000 shares of common stock with certain restrictions on the sale and transfer until January 1, 2008.
Item 8.01. Other Events.
     On June 30, 2006, the Company granted Brian Carter, the Company’s Executive Vice President and Chief Financial Officer, 300,000 shares of restricted common stock. Such shares were granted in accordance with the Company’s 2004 Long Term Incentive Plan and are subject to certain restrictions on the sale and transfer until January 1, 2009.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.
     The following is a list of exhibits filed as part of this Current Report on Form 8-K:
4.1	Severance Agreement and General Release, dated June 30, 2006, by and between DIRT Motor Sports, Inc. a Delaware corporation and Joseph Dickey.

4.2	Stock Option Exchange Agreement, dated June 30, 2006, by and between DIRT Motor Sports, Inc. a Delaware corporation and Joseph Dickey.

SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: July 3, 2006	DIRT MOTOR SPORTS, INC.
	By:	/s/ Brian Carter
		Name:	Brian Carter
		Title:	Executive Vice President and CFO